Exhibit 99.1

Press Release September 17, 2018
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2018 Earnings Guidance

FORT WAYNE, INDIANA, September 17, 2018 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter 2018 earnings guidance in the range of $1.60 to $1.64 per diluted share, which includes estimated charges of $13 million (before taxes), or approximately $0.04 per diluted share, related to purchase accounting charges associated with the company’s recent Heartland acquisition.  Excluding these charges, the company’s estimated adjusted third quarter 2018 earnings guidance is in the range of $1.64 to $1.68 per diluted share.

Comparatively, sequential second quarter 2018 earnings were $1.53 per diluted share, and third quarter 2017 earnings were $0.64 per diluted share, which included debt refinancing and repayment charges of $0.02 per diluted share.

Third quarter 2018 profitability from the company’s steel operations is expected to continue to improve from the strong second quarter results, based on strong underlying demand and meaningful metal spread expansion.  Average quarterly steel product pricing is expected to increase more than average scrap costs across the steel platform, resulting in increased profitability for both the sheet and long product steel operations.  Based on strong steel demand fundamentals and customer optimism, the company believes steel consumption and market dynamics will remain strong.

Third quarter 2018 earnings from the company’s metals recycling platform are expected to decrease from sequential second quarter results, as recycled non-ferrous shipments and pricing decline in the quarter.  Based on steady domestic steel utilization, recycled ferrous volumes and metal spread are expected to remain steady for the third quarter 2018.

Third quarter 2018 profitability for the company’s steel fabrication business is expected to remain steady from sequential second quarter results.  Although average sales prices and shipments are expected to improve sequentially, higher average steel input costs will offset these positive demand fundamentals in the third quarter 2018.  The company continues to experience strong steel fabrication order activity, and increasing order backlogs.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The estimated diluted earnings per share set forth in this guidance is the company’s estimate of its anticipated diluted earnings per share, determined in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the estimate of anticipated adjusted diluted earnings per share, which is the company’s estimate of an anticipated non-GAAP financial measure, provides additional meaningful information regarding the company’s performance. Estimates of anticipated non-GAAP financial measures should be viewed in addition to, and not as an alternative for, estimates of anticipated GAAP financial measures.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500